Exhibit 10.1

AMENDMENT

This AMENDMENT (the “Amendment”) is made and entered into as of September 8, 2005 by and among Gaiam, Inc., a Colorado corporation (“Purchaser”), GT Brands LLC, a Delaware limited liability company (“GT”), GT Merchandising & Licensing LLC, a Delaware limited liability company (“GT Merchandising”), Gym Time, LLC, a South Carolina limited liability company (“Gym Time”), BSBP Productions LLC, a Delaware limited liability company (“BSBP”), and GoodTimes Entertainment LLC, a Delaware limited liability company (“GoodTimes LLC” and, collectively with GT, GT Merchandising, Gym Time and BSBP, “Sellers”) and amends the Asset Purchase Agreement dated as of July 8, 2005 by and among Purchaser and Sellers (the “Agreement”).  Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

WHEREAS, the Purchaser and the Sellers desire to make certain amendments to the Agreement in order to expedite the Closing under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Working Capital and Net Assets Adjustment.  The parties agree that (i) the adjustments contemplated by Section 1.04(b) of the Agreement shall be equal to $5 million, (ii) the Purchase Price (i.e., the Base Price of $40 million less $5 million) shall be $35 million, subject to adjustment as provided in Section 4(a) and Section 4(b)(vi) below, and (iii) no further adjustments to the Base Price or Purchase Price shall be made pursuant to Section 1.04(b) of the Agreement.

Section 2.  Closing.  The Closing Date shall be September 13, 2005 and the Closing shall be effective as of 12:01 a.m., New York City time, on Tuesday, September 13, 2005, but only in the event that all deliveries (other than those waived pursuant to Section 4(b) below) required to be delivered on the Closing Date under the Agreement, including, without limitation, the Purchase Price, have been delivered on the Closing Date.  In order to ensure an accurate transfer of the Sale Assets, at 12:01 a.m. on September 12, 2005, Sellers shall suspend all shipments of retail products to Sellers’ retail customers.

Section 3.  Deposits/Letters of Credit.  Notwithstanding Section 1.1(a)(x) and Section 4.05 of the Agreement, Sellers shall retain the rights to all deposit monies (up to $1.5 million) outstanding as of the Closing with the following accounts:  Paymentech, Discover and UPS.  From and after the Closing, if requested by Sellers, Purchaser shall use commercially reasonable efforts to cause Paymentech, Discover and UPS to return such deposit monies to Sellers (provided that Purchaser shall not be required to make any expenditures).  Sellers have issued Letters of Credit in order to obtain inventory to fulfill Billy Blanks orders, and Purchaser shall reimburse Sellers the full account (up to $500 thousand) drawn against such Letters of Credit upon receipt of such inventory.

Section 4.  Waivers.

(a)                                  Pursuant to a waiver duly executed and delivered as of September 2, 2005 (the “Waiver”), Purchaser has waived certain requirements of Section 4.08 of the Agreement, subject to an adjustment of the Purchase Price by an amount equal to the amount of the investment shortfall, if any, with respect to the Section 4.08 Retail Expenditures (as defined in the Waiver).  The parties acknowledge and agree that the Purchase Price set forth above shall be reduced by an amount equal to the pro-rated portion (as described in Schedule 4.08 to the Agreement) of such investment shortfall.  Sellers shall provide Purchaser with a true and complete calculation of the amount of such investment shortfall on or before the close of business on September 12, 2005.

(b)                                 Purchaser hereby irrevocably waives:

(i) any breaches of the Agreement by Sellers that may have occurred prior to the date of this Amendment, to the extent known to Purchaser (it being agreed that Sellers do not acknowledge, and refute any contention that, any breach of the Agreement by Sellers has occurred),

(ii) the condition to Purchaser’s obligation to close set forth in Section 6.01,

(iii) the condition to Purchaser’s obligation to close set forth in the first sentence of Section 6.02 and in paragraphs (a) and (b) of the second sentence of Section 6.02,

(iv) the condition to Purchaser’s obligation to close set forth in Section 6.03 relating to the delivery by Sellers of a certificate executed in the name and on behalf of Sellers by the President or any Executive Vice President of such Sellers,

(v) the condition to Purchaser’s obligation to close set forth in Section 6.07 relating to the physical count of inventory as of approximately August 31, 2005,

(vi) the condition to Purchaser’s obligation to close set forth in Section 6.07 relating to the audited financial statements of Sellers for 2004, provided, however, that (A) Sellers shall use commercially reasonable efforts to deliver such audited financial statements to Purchaser not later than September 30, 2005 and (B) in the event Sellers have not delivered such audited financial statements to Purchaser on or prior to the Closing Date, $5 million of the Purchase Price shall be delivered into escrow as described in Section 7 below pending delivery of such audited financial statements.  Within one Business Day following Sellers’ delivery of such audited financial statements to Purchaser (if prior to or on September 30, 2005), the escrow agent shall pay to Sellers such $5 million (plus interest or other earnings accrued thereon) in accordance with the terms of the escrow agreement, and, if such delivery has not occurred on or prior to September 30, 2005, then on October 1, 2005 the escrow agent shall pay to Purchaser such $5 million (plus interest or other earnings accrued thereon) in accordance with the terms of the escrow agreement.  For purposes of clarification, Sellers’ right to receive the $5 million from the escrow agent shall only be dependant on the timing of delivery to Purchaser of the audited financial statements (and not on the contents of or results set forth in such financial statements).

(vii) Purchaser’s right to terminate the Agreement pursuant to Section 10.01(i), and

(viii) any condition to Purchaser’s obligation to close, including, without limitation, the condition set forth in Section 6.02, if the failure of the condition to be satisfied is due to Sellers’ compliance with the last sentence of Section 2 of this Amendment.

(c)                                  Sellers hereby irrevocably waive:

(i) any breaches of the Agreement by Purchaser that may have occurred prior to the date of this Amendment, to the extent known to Sellers (it being agreed that Purchaser does not acknowledge, and refutes any contention that, any breach of the Agreement by Purchaser has occurred),

(ii) the condition to Sellers’ obligation to close set forth in Section 7.01,

(iii) the condition to Sellers’ obligation to close set forth in Section 7.02, and

(iv) the condition to Sellers’ obligation to close set forth in Section 7.03 relating to the delivery by Purchaser of a certificate executed in the name and on behalf of Purchaser by the President or any Executive Vice President of Purchaser.

Section 5.  Effectiveness.  This Amendment (other than the waiver set forth in Section 4(b)(viii) above) shall not be valid and enforceable, and shall not become binding on the parties hereto, unless and until the Bankruptcy Court approves this Amendment.

Section 6.  Termination.  In the event the Bankruptcy Court has not approved this Amendment on or prior to September 12, 2005, this Amendment shall automatically terminate without any further action required by the parties hereto, there shall be no liability in respect hereof, and the rights and obligations of the parties hereto shall continue to be governed by the terms of the Agreement; provided, however, that the waiver set forth in Section 4(b)(viii) of this Amendment shall survive the termination of this Amendment, and shall be deemed to be incorporated into the terms of the Agreement.  In the event this Amendment is terminated, the amount of the adjustments referred to in Section 1 of this Amendment shall have no relevance in determining the adjustments contemplated by Section 1.04(b) of the Agreement, and no party (including the Independent Accountant) shall be permitted to utilize this Amendment in any manner whatsoever in reaching a final determination in respect of the Disputed Items.

Section 7.  Escrow.  In the event that Sellers have failed to deliver to Purchaser the audited financial statements of Sellers for 2004 on or prior to the Closing Date, Purchaser shall deliver $5 million of the Purchase Price into escrow under an escrow agreement reasonably acceptable to Sellers and Purchaser.  Sellers and Purchasers agree to request that the Escrow Agent (as defined in the Agreement) serve as escrow agent with respect to such $5 million and that the Deposit Escrow Agreement be amended to incorporate the escrow of such $5 million or an agreement substantially similar to the Deposit Escrow Agreement be entered into with respect to the escrow of such $5 million.

Section 8.  Miscellaneous.  Except as modified by this Amendment and the Waiver, the Agreement remain in full force and effect.  The Agreement, together with this Amendment and the Waiver, embody the entire agreement and understanding among the parties to this Amendment, and subject to the approval of this Amendment by the Bankruptcy Court, supersedes all prior agreements and understandings among the parties relating to the subject matter of the Agreement, the Amendment and the Waiver.  This Amendment may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart.  Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by facsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.  This Amendment shall be governed by and construed in accordance with the applicable provisions of the Bankruptcy Code and the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

GAIAM, INC.

By:
Name:
Title:

GT BRANDS LLC

By:
Name:
Title:

GT MERCHANDISING & LICENSING LLC

By:
Name:
Title:

GYM TIME, LLC

By:
Name:
Title:

BSBP PRODUCTIONS LLC

By:
Name:
Title:

GOODTIMES ENTERTAINMENT LLC

By:
Name:
Title: